Exhibit 99.1

Agree Realty Corporation Reports Fourth Quarter And Full Year 2015 Results

BLOOMFIELD HILLS, Mich., March 3, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter and full year ended December 31, 2015. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

2015 Full Year Financial and Operating Highlights:

  Increased Funds from Operations ("FFO") per share 10.0% to $2.39
  Increased FFO 32.2% to $44.1 million
  Increased Adjusted Funds from Operations ("AFFO") per share 7.5% to $2.38
  Increased AFFO 29.2% to $43.9 million
  Increased rental revenue 30.1% to $64.5 million
  Invested in 74 retail net lease properties for a record $225.9 million
  Completed or announced three development and Partner Capital Solutions projects
  Raised approximately $92.3 million in net proceeds from the issuance of 3.0 million common shares
  Completed $100.0 million private placement of senior unsecured notes
  Declared dividends of $1.845 per share, an increase of 6.0% over dividends per share declared in 2014

Fourth Quarter 2015 Financial and Operating Highlights:

  Increased FFO 30.3% to $11.8 million
  Increased AFFO 27.5% to $11.6 million
  Increased rental revenue 26.2% to $17.0 million
  Acquired 14 retail net lease properties for approximately $60.0 million
  Raised approximately $53.0 million in net proceeds from the issuance of 1.7 million common shares
  Declared a quarterly dividend of $0.465 per share

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended December 31, 2015 increased 26.2% to $17.0 million compared with total rental revenue of $13.5 million for the comparable period in 2014.

Total rental revenue for the year ended December 31, 2015 increased 30.1% to $64.5 million compared with total rental revenue of $49.6 million for the comparable period in 2014.

Funds from Operations

FFO for the three months ended December 31, 2015 increased 30.3% to $11.8 million compared with FFO of $9.0 million for the comparable period in 2014. FFO per share for the three months ended December 31, 2015 increased 5.7% to $0.60 compared with FFO per share of $0.57 for the comparable period in 2014.

FFO for the year ended December 31, 2015 increased 32.2% to $44.1 million compared with FFO of $33.3 million for the comparable period in 2014. FFO per share for the year ended December 31, 2015 increased 10.0% to $2.39 compared with FFO per share of $2.18 for the comparable period in 2014.

Adjusted Funds from Operations

AFFO for the three months ended December 31, 2015 increased 27.5% to $11.6 million compared with AFFO of $9.1 million for the comparable period in 2014. AFFO per share for the three months ended December 31, 2015 increased 3.4% to $0.60 compared with AFFO per share of $0.58 for the comparable period in 2014.

AFFO for the year ended December 31, 2015 increased 29.2% to $43.9 million compared with AFFO of $33.9 million for the comparable period in 2014. AFFO per share for the year ended December 31, 2015 increased 7.5% to $2.38 compared with AFFO per share of $2.22 for the comparable period in 2014.

Net Income

Net income attributable to the Company for the three months ended December 31, 2015 was $7.8 million, or $0.41 per share, compared with $5.6 million, or $0.36 per share, for the comparable period in 2014.

Net income attributable to the Company for the year ended December 31, 2015 was $39.0 million, or $2.16 per share, compared with $18.5 million, or $1.24 per share, for the comparable period in 2014.

Dividend

The Company paid a cash dividend of $0.465 per share on January 5, 2016 to stockholders of record on December 22, 2015. The quarterly dividend represented payout ratios of approximately 77.0% of FFO and 78.1% of AFFO, respectively. For 2015, the Company declared annual dividends of $1.845, a 6.0% increase over the $1.74 of annual dividends declared in 2014.

CEO Comments

"We're extremely pleased with our execution in 2015 as we continue to thoughtfully grow the Company and strategically execute in all phases of our business," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "During the course of the year, via our three investment platforms, we invested over $225 million in high-quality retail net lease properties, further diversifying and expanding our growing portfolio of industry-leading retailers. These investments were focused on e-commerce and recession resistant sectors and reflect our ability to opportunistically leverage our unique investment platforms. As we look into 2016, we are encouraged by our momentum and remain focused on creating value through our differentiated investment and operating strategy."

Portfolio Update

As of December 31, 2015, the Company's portfolio consisted of 278 properties located in 41 states and totaling 5.2 million square feet of gross leasable space. Properties ground leased to tenants accounted for 8.8% of annualized base rent.

The portfolio was approximately 99.5% leased, had a weighted-average remaining lease term of approximately 11.4 years, and generated approximately 51.9% of annualized base rents from investment grade tenants.

The table below provides a summary of the Company's portfolio as of December 31, 2015:

Property Type	Number of Properties	Annualized Base Rent (1)	Percent of Annualized Base Rent	Percent Investment Grade (2)	Weighted Average Lease Term

Retail Net Lease	249	$63,658	88.8%	49.0%	11.3 yrs
Retail Net Lease Ground Leases	26	6,287	8.8%	88.2%	13.6 yrs
Total Retail Net Lease	275	69,945	97.6%	52.5%	11.5 yrs
Total Portfolio	278	$71,692	100.0%	51.9%	11.4 yrs

Annualized base rent is in thousands; any differences are a result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2015.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from Standard & Poor's, Moody's, Fitch and/or NAIC.

Acquisitions

Total acquisition volume for the fourth quarter of 2015 was approximately $60.0 million and included 14 assets net leased to a diverse group of retailers operating in the general merchandise, auto parts, auto service, and deep discount sectors. These properties were acquired at a weighted-average cap rate of 7.8% and with a weighted-average remaining lease term of approximately 10.8 years.

Total acquisition volume for 2015 was a record for the Company. Throughout the year, the Company invested in 73 retail net lease assets for an aggregate purchase price of approximately $220.1 million. The properties are located in 24 states and leased to 40 distinct tenants operating across 19 retail sectors. The Company acquired these assets at a weighted-average cap rate of approximately 8.0% and with a weighted-average remaining lease term of approximately 12.2 years.

Development and Partner Capital Solutions

Total committed capital for development and Partner Capital Solutions projects for 2015 was $14.9 million, and included projects for a number of super-regional and national tenants.

In the fourth quarter of 2015, the Company, through its Partner Capital Solutions program (formerly Joint Venture Capital Solutions program), completed the previously announced Cash & Carry Smart Foodservice in Salem, Oregon. The property is subject to a new 15-year lease and the total cost was approximately $5.8 million.

Subsequent to the end of the year in February 2016, the Company completed its previously announced Hobby Lobby project in Springfield, Ohio. The development was completed ahead of schedule at a total cost of approximately $5.0 million and is subject to a new 15-year lease.

In addition to the Company's completed projects, the Company continues to have numerous new and ongoing development and Partner Capital Solutions projects on behalf of industry-leading tenants, which include the following:

  a Wawa convenience store with fuel in Orlando, Florida, which is currently under construction and is leased under a 20-year ground lease agreement;
  a Chick-fil-A in Frankfort, Kentucky, which is currently under construction and is leased under a new 20-year ground lease agreement;
  a Starbucks in Lakeland, Florida, where the Company anticipates commencing construction in the second quarter of 2016;
  a Burger King in Farr West, Utah, which is expected to begin construction shortly and is part of a previously announced partnership with Meridian Restaurants.

Dispositions

Throughout 2015, the Company sold eight assets for aggregate gross proceeds of approximately $29.0 million. These dispositions included three land parcels, two single tenant buildings and three non-core community shopping centers consisting of Marshall Plaza in Marshall, Michigan, Ferris Commons in Big Rapids, Michigan and Lakeland Plaza in Lakeland, Florida.

Leasing

During 2015, and excluding properties that were sold throughout the year, the Company executed new leases, extensions or options on nearly 125,000 square feet of gross leasable area throughout the portfolio. Material new leases, extensions or options included a 51,513 square foot JC Penney and a 15,400 square foot Planet Fitness, both at Central Michigan Commons in Mt. Pleasant, Michigan.

Top Tenants

The following table presents annualized base rents for all tenants that generated 1.5% or greater of the Company's total annualized base rent as of December 31, 2015:

Tenant	Annualized Base Rent (1)	Percent of Annualized Base Rent

Walgreens	$12,310	17.2%
Wal-Mart	3,924	5.5%
Wawa	2,465	3.4%
CVS	2,463	3.4%
Academy Sports	1,982	2.8%
Rite Aid	1,886	2.6%
Lowe's	1,846	2.6%
Dollar General	1,795	2.5%
24 Hour Fitness	1,759	2.5%
BJ's Wholesale	1,709	2.4%
LA Fitness	1,694	2.4%
Taco Bell(2)	1,537	2.1%
Dollar Tree	1,427	2.0%
Burger King(3)	1,241	1.7%
Kohl's	1,180	1.6%
AutoZone	1,163	1.6%
Dick's Sporting Goods	1,089	1.5%
Total Top Tenants	$41,470	57.8%

Annualized base rent is in thousands; any differences are a result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2015.
(2)	Franchise restaurants operated by Charter Foods North, LLC.
(3)	Franchise restaurants operated by Meridian Restaurants Unlimited, LC.

Tenant Sectors

The following table presents annualized base rents for the Company's top retail sectors that generated 2.5% or greater of the Company's total annualized base rent as of December 31, 2015:

Sector	Annualized Base Rent (1)	Percent of Annualized Base Rent

Pharmacy	$16,659	23.2%
Restaurants - Quick Service	5,643	7.9%
General Merchandise	3,956	5.5%
Apparel	3,903	5.4%
Grocery Stores	3,843	5.4%
Warehouse Clubs	3,749	5.2%
Health & Fitness	3,562	5.0%
Sporting Goods	3,149	4.4%
Specialty Retail	3,147	4.4%
Convenience Stores	2,599	3.6%
Restaurants - Casual Dining	2,388	3.3%
Dollar Stores	2,280	3.2%
Auto Parts	2,267	3.2%
Home Improvement	1,847	2.6%
Other(2)	12,700	17.7%
Total Portfolio	$71,692	100.0%

Annualized base rent is in thousands; any differences are a result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2015.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Lease Expiration

The following table presents contractual lease expirations within the Company's portfolio as of December 31, 2015, assuming that no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2016	2	$ 277	0.4%	30	0.6%
2017	10	1,700	2.4%	114	2.2%
2018	11	1,431	2.0%	245	4.7%
2019	11	3,607	5.0%	332	6.4%
2020	17	2,608	3.6%	239	4.6%
2021	17	4,198	5.9%	236	4.5%
2022	13	2,672	3.7%	262	5.0%
2023	21	3,270	4.6%	272	5.2%
2024	27	6,342	8.8%	539	10.3%
2025	26	5,231	7.3%	396	7.6%
Thereafter	161	40,356	56.3%	2,542	48.9%
Total Portfolio	316	$ 71,692	100.0%	5,207	100.0%

Annualized base rent and gross leasable area are in thousands; any differences are a result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2015.

Capital Markets and Balance Sheet

Capital Markets

During 2015, the Company completed a number of attractive capital market transactions to help fund strategic growth and maintain its strong balance sheet. The Company raised approximately $92.3 million of net proceeds through common share offerings and its at-the-market equity program ("ATM program") and originated $100.0 million of new debt.

  In December 2015, the Company completed an underwritten public offering of 1.7 million shares of common stock at a price of $32.10 per share, resulting in net proceeds of approximately $53.0 million.
  During the three months ended December 31, 2015, the Company issued 15,801 shares of common stock under its ATM program realizing gross proceeds of approximately $0.5 million. During the year ended December 31, 2015, the Company issued 1,318,812 shares of common stock under its ATM program at an average price of $30.31, for total net proceeds of approximately $39.3 million.
  On May 28, 2015, the Company completed a private placement of $100.0 million principal amount of senior unsecured notes (the "Senior Unsecured Notes"). The Senior Unsecured Notes were sold in two series, including $50.0 million of 4.16% notes due May 30, 2025 and $50.0 million of 4.26% notes due May 30, 2027. The weighted average term of the Senior Unsecured Notes is 11 years and the weighted average interest rate is 4.21%.

Balance Sheet

As of December 31, 2015, the Company's total debt to total enterprise value was approximately 30.9%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and twelve months ended December 31, 2015, the Company's fully diluted weighted-average shares outstanding were 19.1 million and 18.1 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2015 were 19.1 million and 18.0 million, respectively.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2015, there were 347,619 operating partnership units outstanding and the Company held a 98.1% interest in the operating partnership.

2016 Outlook

The Company's outlook for acquisition volume in 2016, which assumes continued growth in economic activity, positive business trends and other significant assumptions, is between $175 and $200 million of high-quality retail net lease properties.

Conference Call/Webcast

Agree Realty Corporation will host its quarterly analyst and investor conference call on Friday, March 4, 2016 at 9:00 AM EST. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 286 properties, located in 41 states and containing approximately 5.4 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, visit the Company's home page at www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of March 3, 2016. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except per share data)

	December 31, 2015	December 31, 2014
Assets:	(Unaudited)
Real Estate Investments:
Land	$ 225,274	$ 195,091
Buildings	526,912	393,827
Accumulated depreciation	(56,401)	(59,090)
Property under development	3,663	229
Net real estate investments	699,448	530,057
Cash and cash equivalents	2,712	5,400
Accounts receivable - Tenants, net of allowance of $35 for possible losses at December 31, 2015 and December 31, 2014, respectively	7,418	4,508
Unamortized Deferred Expenses:
Financing Costs, net of accumulated amortization of $3,409 and $2,690 at December 31, 2015 and December 31, 2014, respectively	3,186	3,008
Leasing costs, net of accumulated amortization of $554 and $544 at December 31, 2015 and December 31, 2014, respectively	664	783
Lease intangibles, net of accumulated amortization of $10,578 and $5,719 at December 31, 2015 and December 31, 2014, respectively	76,552	47,480
Other assets	2,570	2,345
Total Assets	$ 792,550	$ 593,581

Liabilities:
Mortgage notes payable	$ 101,584	$ 106,762
Unsecured Term Loans	100,000	100,000
Senior Unsecured Notes	100,000	-
Unsecured Revolving Credit Facility	18,000	15,000
Dividends and Distributions Payable	9,758	8,049
Deferred Revenue	541	1,004
Accrued Interest Payable	963	722
Accounts Payable and Accrued Expense:
Capital Expenditures	122	200
Operating	3,927	2,685
Interest Rate Swaps	3,301	2,383
Deferred Income Taxes	705	705
Tenant Deposits	29	36
Total Liabilities	338,930	237,546

Stockholders' Equity:
Common stock, $.0001 par value, 28,000,000 shares authorized, 20,637,301 and 17,539,946 shares issued and outstanding, respectively	2	2
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issues and outstanding	-	-
Additional paid-in capital	482,514	388,263
Dividends in excess of net income	(28,262)	(32,585)
Accumulated other comprehensive loss	(3,130)	(2,060)
Total Stockholder's Equity - Agree Realty Corporation	451,124	353,620
Non-controlling interest	2,496	2,415
Total Stockholders' Equity	453,620	356,035
Total Liabilities and Stockholders' Equity	$ 792,550	$ 593,581

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues
Minimum rents	$ 17,016	$ 13,462	$ 64,278	$ 49,403
Percentage rents	(9)	13	180	160
Operating cost reimbursement	2,031	845	5,277	3,825
Other income	116	3	231	171
Total Revenues	19,154	14,323	69,966	53,559

Operating Expenses
Real estate taxes	1,663	555	4,005	2,766
Property operating expenses	357	384	1,768	1,679
Land lease payments	163	132	606	472
General and administrative	1,808	1,672	6,988	6,629
Depreciation and amortization	3,289	3,143	16,486	11,103
Impairment Charge	-	-	-	3,020
Total Operating Expenses	7,280	5,886	29,853	25,669

Income from Operations	11,874	8,437	40,113	27,890

Other (Expense) Income
Interest expense, net	(3,947)	(2,479)	(12,306)	(8,587)
Gain (loss) on sale of assets	-	(235)	12,135	(528)
Loss on debt extinguishment	-	-	(180)	-

Income from Continuing Operations	7,927	5,723	39,762	18,775

Discontinued Operations
Gain on sale of assets from discontinued operations	-	-	-	123
Income from discontinued operations	-	-	-	15

Net Income	7,927	5,723	39,762	18,913

Less Net Income Attributable to non-Controlling Interest	137	125	744	425

Net Income Attributable to Agree Realty Corporation	$ 7,790	$ 5,598	$ 39,018	$ 18,488

Basic Earnings Per Share
Continuing operations	$ 0.41	$ 0.36	$ 2.17	$ 1.23
Discontinued operations	$ -	$ -	$ -	$ 0.01
	$ 0.41	$ 0.36	$ 2.17	$ 1.24
Diluted Earnings Per Share
Continuing operations	$ 0.41	$ 0.36	$ 2.16	$ 1.23
Discontinued operations	$ -	$ -	$ -	$ 0.01
	$ 0.41	$ 0.36	$ 2.16	$ 1.24

Other Comprehensive Income
Net income	$ 7,927	$ 5,723	$ 39,762	$ 18,913
Other Comprehensive Income (Loss)	1,836	(1,962)	(1,093)	(2,584)
Total Comprehensive Income	9,763	3,761	38,669	16,329
Comprehensive Income Attributable to Non-Controlling Interest	(173)	(82)	(724)	(373)
Comprehensive Income Attributable to Agree Realty Corporation	$ 9,590	$ 3,679	$ 37,945	$ 15,956

Weighted Average Number of Common Shares Outstanding - Basic	19,063	15,364	18,003	14,883
Weighted Average Number of Common Shares Outstanding - Diluted	19,129	15,450	18,065	14,967

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Net income	$ 7,927	$ 5,723	$ 39,762	$ 18,913
Depreciation of real estate assets	2,768	2,258	11,466	8,362
Amortization of leasing costs	14	32	99	126
Amortization of lease intangibles	1,046	772	4,859	2,490
Impairment charge	-	-	-	3,020
(Gain) loss on sale of assets	-	235	(12,135)	405
Funds from Operations	$ 11,755	$ 9,020	$ 44,051	$ 33,316
Straight-line accrued rent	(634)	(427)	(2,450)	(1,416)
Deferred revenue recognition	(116)	(116)	(463)	(463)
Stock based compensation expense	470	431	1,992	1,987
Amortization of financing costs	110	112	495	398
Non-real estate depreciation	16	79	62	123
Debt extinguishment costs	-	-	180	-
Adjusted Funds from Operations	$ 11,601	$ 9,099	$ 43,867	$ 33,945

FFO per common share - Basic	$ 0.61	$ 0.57	$ 2.40	$ 2.19
FFO per common share - Diluted	$ 0.60	$ 0.57	$ 2.39	$ 2.18

Adjusted FFO per common share - Basic	$ 0.60	$ 0.58	$ 2.39	$ 2.23
Adjusted FFO per common share - Diluted	$ 0.60	$ 0.58	$ 2.38	$ 2.22

Weighted Average Number of Common Shares and Units Outstanding - Basic	19,411	15,712	18,351	15,230
Weighted Average Number of Common Shares and Units Outstanding - Diluted	19,477	15,798	18,413	15,315

Supplemental Information:
Scheduled principal repayments	$ 711	$ 923	$ 2,772	$ 3,599
Capitalized interest	23	42	39	263
Capitalized building improvements	382	32	310	145

Non-GAAP Financial Measures

FFO

The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered an alternative to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. This measurement does not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted FFO

The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190